Exhibit (a)(5)

Lincoln Financial Announces Offers to Purchase Up To $500 Million Aggregate

Liquidation Preference of its Series C and Series D Depositary Shares

Radnor, PA, August 10, 2026: Lincoln Financial (NYSE: LNC) today announced the commencement by Lincoln National Corporation (the “Company”) of concurrent but separate offers (each, an “Offer” and, together, the “Offers”) to purchase for cash up to $500 million in aggregate Liquidation Preference (as defined below) (such amount, the “Maximum Aggregate Liquidation Preference”) of its outstanding depositary shares, representing fractional interests in certain series of its preferred stock, listed in the table below (collectively, the “Depositary Shares,” and each series of Depositary Shares, a “series” of Depositary Shares).

Series of Depositary Shares	CUSIP No. / ISIN	Aggregate Liquidation Preference Outstanding (Number of Depositary Shares Outstanding)	Liquidation Preference per Depositary Share(1)	Offer Price per Depositary Share	Hypothetical Accrued Dividends per Depositary Share(2)	Hypothetical Total Consideration per Depositary Share(2)	Acceptance Priority Level

Depositary Shares, each representing a 1/25th interest in a share of 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C (the “Series C Depositary Shares”)	534187BR9 / US534187BR92	$500,000,000 (500,000 Series C Depositary Shares)	$1,000.00	$1,055.00	$2.31	$1,057.31	1

Depositary Shares, each representing a 1/1,000th interest in a share of 9.000% Non-Cumulative Preferred Stock, Series D (the “Series D Depositary Shares”)(3)	534187885 / US5341878859	$500,000,000 (20,000,000 Series D Depositary Shares)	$25.00	$26.30	$0.06	$26.36	2

(1)

As used herein, the term “Liquidation Preference” for a Depositary Share of a series means an amount equal to the product of the liquidation preference per share of the applicable underlying preferred stock ($25,000 for both series of preferred stock) multiplied by the fractional interest in such share of preferred stock that such Depositary Share represents, as set forth in the table.

(2)

If, as scheduled, the settlement date for each Offer occurs on September 10, 2026, then the Total Consideration (as defined below) payable for Depositary Shares of a series that are purchased pursuant to an applicable Offer will equal the applicable Offer Price (as defined below) for such Depositary Shares as set forth in the table above plus the Hypothetical Accrued Dividends for such Depositary Shares as set forth in the table above.

(3)	The Series D Depositary Shares are listed for trading on the New York Stock Exchange under the symbol “LNC PRD.”

The Offers are being made solely pursuant to, and are subject to the terms and conditions set forth in, the Offer to Purchase, dated August 10, 2026 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”). The terms and conditions of the Offers are more fully set forth in the Offer Documents.

Upon the terms and subject to the conditions set forth in the Offer Documents, the total consideration (“Total Consideration”) for the Depositary Shares validly tendered and accepted for purchase will be $1,055.00 per $1,000.00 Liquidation Preference of Series C Depositary Shares (the “Series C Offer Price”) and $26.30 per $25.00 Liquidation Preference of Series D Depositary Shares (the “Series D Offer Price,” and each of the Series C Offer Price and the Series D Offer Price, an “Offer Price”), plus, in each case, Accrued Dividends. As used herein, “Accrued Dividends” means the accrued and unpaid dividends from the last dividend payment date with respect to the Series C Depositary Shares or the Series D Depositary Shares, as the case may be, up to, but not including, the settlement date of the applicable Offer, assuming for the purposes of the Offers that a dividend with respect to the applicable series of Depositary Shares had in fact been declared during such period. The Company currently expects the settlement date of the Offers to be September 10, 2026. Note that the market price for the Series D Depositary Shares includes accrued but unpaid dividends. Accordingly, when comparing the consideration to be received in the Offer for the Series D Depositary Shares to market prices, you should refer to the Total Consideration for the Series D Depositary Shares, which is the sum of the Series D Offer Price and Accrued Dividends.

The Offers will expire at 5:00 p.m., New York City time, on September 8, 2026, unless the Company extends or earlier terminates either Offer (such time and date, as the same may be extended with respect to either Offer, the “Expiration Date”). Tenders of Depositary Shares must be made prior to the Expiration Date and may be withdrawn at any time prior to the Expiration Date, in each case, in accordance with the procedures described in the Offer Documents. The Company intends to pay for the Depositary Shares purchased in the Offers with cash on hand.

The aggregate Liquidation Preference of Depositary Shares that the Company will accept in the Offers will not exceed the Maximum Aggregate Liquidation Preference of $500 million. If the aggregate Liquidation Preference of Depositary Shares that are validly tendered (and not validly withdrawn) as of the Expiration Date exceeds the Maximum Aggregate Liquidation Preference, the Company will accept for purchase (1) all Series C Depositary Shares validly tendered and not validly withdrawn and (2) a number of Series D Depositary Shares validly tendered and not validly withdrawn having an aggregate Liquidation Preference which, when added to the aggregate Liquidation Preference of the Series C Depositary Shares to be purchased, does not cause the aggregate Liquidation Preference of all Depositary Shares to be purchased to exceed the Maximum Aggregate Liquidation Preference. In that event, Series D Depositary Shares that will be accepted for purchase will be subject to proration as described in the Offer to Purchase.

The Offers will not be contingent upon the receipt of financing or any minimum number of Depositary Shares being tendered. However, the Company’s obligation to accept for purchase, and to pay for, Depositary Shares that have been validly tendered (and not validly withdrawn) as of the Expiration Date in each Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions described in the Offer Documents.

The Company’s board of directors has approved the Offers. However, none of the Company, its board of directors, any dealer manager for the Offers, the tender agent for the Offers or the information agent for the Offers makes any recommendation as to whether holders should tender or refrain from tendering their Depositary Shares. Holders should carefully evaluate all information in the Offer Documents, should consult their own investment, tax, and other advisors and should make their own decisions as to whether to tender Depositary Shares, and, if so, how many Depositary Shares to tender, in the Offers.

The Company reserves the right, in its sole discretion, subject to applicable law, to waive any and all conditions of the Offers prior to the Expiration Date, to extend or amend either of the Offers and to terminate either or both Offers under certain circumstances set forth in the Offer Documents.

Holders of Depositary Shares may direct questions and requests for assistance regarding the Offers to the dealer managers for the Offers: BNP Paribas Securities Corp. at (888) 210-4358 (toll free) or (212) 841-3059 (collect), Morgan Stanley & Co. LLC at (855) 483-0952 (toll free), Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4820 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3554 (collect). Holders of Depositary Shares may request copies of the Offer to Purchase, the Letter of Transmittal or any related documents from Global Bondholder Services Corporation, the information agent and tender agent for the Offers, at (855) 654-2015 (toll free) or, for banks and brokers, (212) 430-3774 (collect). Holders may also obtain copies of the Offer Documents online at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by the Company with the SEC on the date hereof.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY DEPOSITARY SHARES. OFFERS TO BUY AND THE SOLICITATION OF OFFERS TO SELL DEPOSITARY SHARES WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, WHICH WILL BE DISTRIBUTED TO HOLDERS OF THE DEPOSITARY SHARES PROMPTLY. HOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFERS.

About Lincoln Financial

Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2025, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of June 30, 2026, the Company had $366 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA, Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future events, operating performance, or financial performance. In particular, these include statements relating to expectations regarding the Offers, the Company’s ability to satisfy or, if applicable, its willingness to waive the conditions of the Offers, the level of participation in the Offers, the impact of completion of the Offers on the Company and other statements that do not directly relate to historical or current facts. The Company claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors that could affect future events and our businesses and financial performance, including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports that the Company files with the SEC. Moreover, the Company operates in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on the Company’s businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, the Company disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Contacts:

John Muething	Karyn Baldwin
Investor Relations	Media Relations
Investorrelations@LFG.com	Media@LFG.com

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